Exhibit 32.3

CERTIFICATION OF PERIODIC FINANCIAL REPORTS PURSUANT TO 18 U.S.C. §1350

The undersigned hereby certifies that she is the duly appointed and acting Executive Vice President and Chief Financial Officer of Ceridian HCM Holding Inc., a Delaware corporation (the “Company”), and hereby further certifies as follows.

1.
The periodic report containing financial statements to which this certificate is an exhibit fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934.
2.
The information contained in the periodic report to which this certificate is an exhibit fairly presents, in all material respects, the financial condition and results of operations of the Company.

In witness whereof, the undersigned has executed and delivered this certificate as of the date set forth opposite her signature below.

Date: May 3, 2023

By:	/s/ Noémie C. Heuland
Noémie C. Heuland
Executive Vice President and Chief Financial Officer